Exhibit 10.13

TIDEWATER Inc.

DIRECTOR STOCK ELECTION PROGRAM

1.Purpose of the Program.

The purpose of the Tidewater Inc. Director Stock Election Program (the “Program”) is to promote the interests of Tidewater Inc. (the “Company”) and its stockholders by permitting non-employee members of the Board of Directors of the Company (the “Board” and such members, the “Directors”) to elect to receive shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) in lieu of some or all of their cash compensation.

2.Administration of the Program.

2.1Administrator.  The Program will be administered by the Nominating and Corporate Governance Committee of the Board (the “Committee”), which will have the power to interpret the Program and, subject to its provisions, to prescribe, amend and rescind Program rules and to make all determinations necessary for the Program’s administration.  Notwithstanding the foregoing, the Board has the authority to amend or discontinue the Program as provided in Section 5.4.

2.2Committee’s Authority.  All action taken by the Committee in the administration and interpretation of the Program will be final and binding upon all parties.  No member of the Committee or of the Board will be liable for any action or determination made in good faith by the Committee or the Board with respect to the Program.

3.Annual Election to Receive Shares in lieu of Cash.

3.1Annual Election.  During the last open trading window in a given calendar year, as determined under the Tidewater Inc. Policy Statement on Insider Trading (the “Insider Trading Policy”), each Director may make a stock election (the “Election”) by completing and submitting an election form in substantially the form attached to this Program as Exhibit A (the “Election Form”), directing that up to 100% of his or her annual base cash retainer (the “Base Cash Retainer”) for the following year be delivered in shares of Common Stock instead of cash.  For 2019, the first year in which this Program is in effect, each Director may make such an election during the last open trading window in the first half of 2019, with such election applying to the portion of the Base Cash Retainer earned and payable in the second half of 2019.  In the event that the last regularly-scheduled trading window is closed at the end of a given year, no Elections will be permitted for the following year; provided, however, the Committee, in its discretion, may permit Directors to make an Election during the next open trading window with respect to that portion of the Base Cash Retainer earned and payable during the remainder of that year.

3.2Timing and Valuation.  For each Director who has timely submitted a completed Election Form, on the date that any portion of the Base Cash Retainer would have been paid to him or her when his or her Election is in effect (each, a “Payment Date”), the Company will issue to the Director that number of shares of Common Stock, rounded down to the nearest whole share, equal to the amount of the Base Cash Retainer payable on such date that the

Director has elected to receive in shares of Common Stock (such amount, the “Stock Election Amount”).  The number of shares of Common Stock to be issued to the Director will be determined by dividing the Stock Election Amount by the closing sale price of a share of Common Stock on the Payment Date or, if the shares of Common Stock did not trade on that day, the closing sale price on the next preceding day on which there was a sale of the Common Stock.

3.3Revocation of Election.  Once a Director has submitted an Election Form, he or she may only revoke the Election for that year by submitting a written notice of revocation during an open trading window (as determined under the Insider Trading Policy), which will be effective beginning with the next Payment Date that is at least five days after the Company’s receipt of such notice.

4.Source of Shares of Common Stock.

4.1Source of Shares.  The issuance of shares of Common Stock pursuant to this Program will be made under, and subject to all of the terms and conditions of, the Tidewater Inc. 2018 Stock Incentive Plan or any other active equity incentive plan sponsored by the Company in which the Director is eligible to participate, each as it may be amended from time to time in accordance with its terms (as applicable, the “Equity Plan”).  In the event of any inconsistency between the Equity Plan on the one hand and this Program on the other, the Equity Plan will control.  This Program does not constitute a separate source of shares of Common Stock for equity grants to Directors.

4.2Rights as a Stockholder.  Any shares of Common Stock issued to a Director pursuant to this Program will be fully vested upon issuance.  Once shares of Common Stock have been issued to a Director under this Program, the Director is free to hold or dispose of such shares, subject to applicable securities laws and any internal Company policy then in effect and applicable to the Director, such as the Insider Trading Policy and Director Stock Ownership Guidelines.

4.3Availability of Shares.  Notwithstanding anything in this Program to the contrary, in the event that an insufficient number of shares of Common Stock remain available for grant under the applicable Equity Plan, the Director will receive the Stock Election Amount in cash.

5.General Provisions.

5.1No Right to Continued Service.  Nothing in this Program confers upon any Director any right to continue as a member of the Board or affect the right of the Board to terminate the services of any Director.

5.2Section 409A.  The Program is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and will be construed accordingly.

5.3Unfunded Plan.  Directors have no legal or equitable rights, interests, or claims in any property or assets of the Company.  For purposes of the payment of benefits under this Program, any and all of the Company’s assets, are, and will remain, the general unrestricted assets of the Company.  The Company’s obligation under the Program will be merely that of an unfunded and unsecured promise to issue shares in the future under an Equity Plan in lieu of cash compensation.

5.4Amendment and Termination.  The Board may amend or discontinue the Program at any time.

Approved by the Board on May 23 2019, effective for compensation earned on or after July 1, 2019.

Tidewater Inc.

By:  /s/ Bruce D. Lundstrom

Bruce D. Lundstrom

Executive Vice President, General Counsel and Secretary

DIRECTOR STOCK ELECTiON PROGRAM
[____] election form

In accordance with the provisions of the Tidewater Inc. Director Stock Election Program (the “Program”), I elect to have a percentage of my [____] Base Cash Retainer paid to me in shares of Common Stock as described below.  All capitalized terms used but not defined in this Election Form have the meanings prescribed to them in the Program.

Percentage of Base Cash Retainer to be paid in Common Stock:%

I agree and acknowledge that this election (1) is subject to the terms and conditions of the Program, including the availability of shares of Common Stock under the applicable Equity Plan; (2) must be made annually during the last open trading window (as determined under the Insider Trading Policy) prior to the beginning of period for which the Base Cash Retainer is earned; and (3) may only be revoked during an open trading window, with such revocation to take effect beginning with the next Payment Date that is at least five days after the Company’s receipt of my revocation notice.

Name (Printed)

SignatureDate